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                                  SCHEDULE 14A
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                        Entertainment Properties Trust
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                                [EPR LETTERHEAD]

                                                                  April 18, 2001


Dear Fellow Shareholder,

         We have communicated with you regarding the contested election of trustees at our upcoming annual meeting and our board's unanimous support for Mr. Scott Ward to be re-elected as trustee. We have also set forth our reasons why you should reject BRT Realty's partial tender offer for shares of EPR and the significant risks we feel it poses to our company.

         Having explained our reasons for these positions, we believe it is also important to spend some time responding to many of the untrue and misleading statements made by BRT in its materials regarding EPR, however frivolous, to emphasize once again that we are committed to open, honest communication with our shareholders and to make sure you have full information.

         Despite EPR's three year consecutive record of posting increased revenues, increased earnings and increased dividends, BRT continues to "armchair quarterback" EPR's decisions. Nevertheless, we are pleased to take this opportunity to clarify the true facts relating to our company.

EPR VALUES SHAREHOLDER REPRESENTATION ON ITS BOARD

BRT stated that EPR "remains unresponsive to shareholders' interests, in our view, by refusing to allow substantial shareholders to have representation on the Board." BRT further stated that Mr. Gould's election is needed so "shareholders will have more direct representation on the Board of the Company."

         UNTRUE. EPR has two of its twenty-five largest shareholders on its board and has never refused to consider the nomination of a shareholder to its board. Share ownership alone, however, does not entitle a shareholder to a seat on the board -- our nominating committee considers many factors, including experience that benefits all our shareholders. Mr. Gould's nomination was considered and unanimously rejected by EPR's nominating committee for the many reasons that have previously been disclosed to you. EPR MANAGEMENT WELCOMES AND SEEKS SHAREHOLDER INPUT REGARDING BOARD COMPOSITION OR SPECIFIC NOMINEES AND THE BOARD TAKES ITS OVERSIGHT AND NOMINATION RESPONSIBILITY VERY SERIOUSLY.



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EPR VALUES ITS LONGSTANDING AND BENEFICIAL RELATIONSHIP WITH AMC

BRT stated that EPR "persists in allowing control of the Board by individuals with ties to the largest tenant of the Company, AMC Entertainment, Inc."

         UNTRUE. ONLY ONE OF THE FIVE EPR TRUSTEES HAS ANY TIES TO AMC. In fact, 80% of the EPR board consists of trustees with no ties to AMC. Furthermore, EPR believes that the extensive experience of its one AMC trustee makes him highly qualified to provide the board with valuable insight into EPR's tenant industry and helps to solidify its relationship with a significant tenant. You should also remember that the sole AMC director was involved with EPR long before Mr. Gould was a shareholder and is not up for election this year.

BRT stated that EPR "was formed as a `captive' by AMC."

         UNTRUE. AMC HAS NEVER AT ANY TIME OWNED ANY EPR SHARES NOR HAVE THE COMPANIES EVER HAD ANY OBLIGATIONS TO CONDUCT BUSINESS EXCLUSIVELY WITH EACH OTHER. EPR has never been in any sense of the word a "captive" of AMC. In fact, beyond the properties identified in EPR's IPO prospectus, over 80% of EPR's acquisitions have been with operators other than AMC. In addition, since its inception, EPR has had procedures in place to preclude its AMC director's involvement in any negotiations or decisions concerning AMC that might create a conflict of interest.

BRT stated that AMC is involved in four of the five land lease transactions.

         MISLEADING. AMC is a fee holder in only one such transaction, and EPR holds an option to acquire the fee interest. In the other three properties, AMC is a tenant with no other interest. In deciding whether to enter into transactions that are economically beneficial for shareholders, EPR does not confuse who the land owner is and who the tenant is, as BRT apparently did.

BRT stated that EPR's properties purchased from AMC were "not at a price related to value."

         UNTRUE. This statement related to issues that were raised and questions that were answered in our initial public offering over three years ago. As a reminder, EPR and AMC determined due to the fact that the purchases occurred on average, just a few months after completion of construction, the cost of development and construction was a key determinant of value. Of note, but omitted by BRT, is the fact that no development fees were paid to AMC. Since that time, it is also important to note that appraisal opinions rendered by experts in connection with EPR's placements of permanent financing have substantiated the values paid.



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EPR'S MANAGEMENT COMPENSATION IS DETERMINED BY INDEPENDENT TRUSTEES BASED ON
ADVICE OF INDEPENDENT THIRD-PARTY CONSULTANTS.

BRT claimed that EPR management has "enriched itself."

         UNTRUE. EPR is a highly efficient REIT in terms of administrative costs relative to income or assets managed. Since its inception, EPR has averaged less than 4.5% of revenues for administration and administrative expenses were under 3.4% in our recently completed 2000 fiscal year. This is in contrast to the 5.4% of revenues averaged by REITs according to NAREIT (the REIT industry association) and the extremely high 33% of revenues consumed by BRT in its most recent fiscal year for its administrative expenses and service fees, let alone BRT's average of 31% for the last three years.

         EPR's management received raises in 2000, awarded in connection with position and responsibility changes and a reorganization that actually decreased total payroll expense in 2000 over 1999. All of EPR's compensation arrangements are made directly with its officers and employees and are available for scrutiny unlike BRT, which as we noted makes substantial payments, over $1 million last year alone, to private entities in which BRT's officers and directors also serve as officers and directors.

BRT implies that EPR's bonuses are excessive.

         UNTRUE. All management bonuses are earned in connection with company achievement of measurable results and are reviewed by EPR's outside compensation consultants and approved by EPR's compensation committee. The stock bonuses that were granted are restricted in nature and the amount granted was set in consultation with Hay & Associates, a leading national compensation consulting firm, and is designed to create an incentive aligning management's interests with shareholders.

BRT stated that EPR's loans to its executives are "at below market interest rates and favorable repayment terms."

         UNTRUE. These are full recourse loans that EPR has included as part of its compensation of management since inception to align the interests of management with shareholders. The officers abide by a repayment schedule for interest and principal that is based on a published federal interest rate and was established in consultation with EPR's independent third-party compensation consultants.

EPR'S BOARD AND MANAGEMENT HAVE SIGNIFICANT REAL ESTATE EXPERIENCE

BRT stated that EPR's trustees have "little relevant real estate experience."

         UNTRUE. EPR's management and trustees have considerable, relevant real estate experience having conceived, started and successfully managed EPR from its inception through three consecutive record setting years of revenues, earnings and


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dividends. EPR has made over $500 million in real estate acquisitions at and following its IPO. Furthermore, EPR's trustee nominee, Scott Ward, manages a company that owns over $400 million in real estate assets, far more than all of the disclosed assets of the public real estate entities controlled by Mr. Gould.

EPR CAREFULLY MAKES FINANCIAL DECISIONS

BRT stated that EPR made a "poor decision" when it "financed a substantial portion of its acquisitions using short-term floating rate debt."

         UNTRUE. Consistent with what it believes is prudent corporate finance practice and most other REITs, EPR has used a short term floating rate revolving credit facility as internal bridge financing to allow it to access the permanent debt market opportunistically with packages of multiple properties and/or when terms were deemed attractive. At this time, all of EPR's debt is of a fixed rate and permanent nature. Ironically, BRT has employed the same type of credit facility it finds fault with for EPR, at a substantially higher rate.

BRT stated that having a credit line that "came due when the financial community was not looking favorably at theater operating companies...made it difficult to refinance this debt...and forced the Company to accept five-year term rather than preferable long-term debt."

         MISLEADING. EPR's credit line was a three-year facility whose maturity was certainly not meant to coincide with the current adverse credit environment for the exhibition industry. EPR agrees that the recently completed successful permanent debt placement that more than paid off its revolving credit facility was a considerable challenge and believes it is evidence of the capable leadership at EPR. Further, EPR was not forced to accept a five year maturity on its twenty year amortization debt but rather voluntarily chose it over a ten year maturity (the other alternative available in the fixed rate commercial mortgage market), exactly because, as BRT points out, the climate for theatre industry financing was less than optimal and therefore not the best time to lock in terms than are likely to be improved in the future. Further, the use of five-year debt at this refinancing interval allows for a long enough remaining period under the current leases at the next maturity that EPR is likely to have more flexibility in terms than would not be available under the other alternative. EPR considers all of these variables when it enters into a transaction, not merely the one that BRT notes.

BRT stated that "...five of the properties purchased by EPR...that are built on leased land...[are] an inappropriate type of investment for EPR because it puts the Company in a junior position to the land owner...[and] that accepting the same rate of return for a riskier leasehold position as could have been obtained on a more secure fee position shows a lack of financial and real estate knowledge."



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         UNTRUE. EPR BELIEVES THAT BRT ONCE AGAIN HAS ITS FACTS WRONG HERE AND
EXPRESSES AN OPINION WITH INSUFFICIENT INFORMATION TO BE CREDIBLE. EPR has acquired seven properties on leased ground and holds the option to acquire the fee in three of those locations. The options EPR holds on the fee in three cases make them substantially equivalent to fee ownership and the other four ground leases are of sufficient duration and attractive terms to make them mathematically equivalent to fee ownership in terms of investment returns and quality. EPR has never acquired a land leased property without a purchase option except as part of a multiple property deal that involved fee properties. Further, EPR has never accepted the same rate of return for a riskier position as could have been obtained for a more secure position. EPR is not junior to the landowner with respect to the improvements it acquired and has placed mortgage loans that EPR believes demonstrate the acceptability of its position.

SHAREHOLDER VALUE PROGRAM

         ABSENT. Curiously, BRT says nothing about any program, agenda or ideas to improve or increase shareholder value. In fact, they admit to having "no plans" for our company in the event their partial tender offer is successful. As previously stated, we are opposed to the tender offer and the significant conditions on which it is based. While BRT may say they will work for shareholder value, like the inaccuracies above, we believe their stated beliefs are muddled. To the contrary, we believe that their track record clearly shows they will work only for their own private interests.

                                      * * *

         We hope that the above information helps to clarify some of the inaccurate statements that have been made about EPR and its board. We are very proud of our record and have been overwhelmed by the support we have received from shareholders who have been very pleased with our performance. We are not resting on our laurels, however, and are committed to making EPR the best company we can and generating the best returns we can going forward.

         We appreciate your attention and patience in reviewing the foregoing. We will take whatever measures required to continue to deliver to you the truth and the value you deserve.

         Thank you again for your continued support. If you have any questions, please do not hesitate to call me directly at (888) EPR-REIT.

                                         Very truly yours,

                                         /s/ David Brain

                                         David Brain
                                         President and CEO



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